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                                                                       EXHIBIT 5

                                     , 1998


Remedy Corporation
1505 Salado Drive
Mountain View, California  94043

               Re:    Remedy Corporation (the "Company")
                      Registration Statement for
                      an aggregate of 4,026,736 Shares of Common Stock

Ladies and Gentlemen:

        We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the (i) 3,068,643 shares of Common Stock available for issuance under the Company's 1995 Stock Option/Stock Issuance Plan, (ii) 920,593 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan, (iii) 920,593 shares of Common Stock available for issuance under the Company's International Employee Stock Purchase Plan and (iv) 37,500 shares of Common Stock available for issuance under the Company's 1995 Non-Employee Directors Stock Option Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Company's 1995 Stock Option/Stock Issuance Plan, Employee Stock Purchase Plan, International Employee Stock Purchase Plan and the 1995 Non-Employee Directors Stock Option Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,



                               Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP